UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         TELECOM CORP OF NEW ZEALAND LTD
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                                (NAME OF ISSUER)


                                 ORDINARY SHARES
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                         (TITLE OF CLASS OF SECURITIES)


                                     879278208
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2005
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                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

CUSIP NO. 879278208                    13G                     PAGE 2 OF 6 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           98,484,684 (1)(2)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           98,484,684 (1)(2)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          98,484,684
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.02%
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   12     TYPE OF REPORTING PERSON

          HC
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----------
(1) The dispositive and voting power are held through ordinary shares in Telecom Corporation of New Zealand as listed on the NZX.
(2) These ordinary shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.

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CUSIP NO. 879278208                    13G                     PAGE 3 OF 6 PAGES


ITEM 1(A).      NAME OF ISSUER:

                Telecom Corp of New Zealand Ltd

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                Telecom Networks House
                28 Jervois Quay
                Wellington, New Zealand Q2 00000

ITEM 2(A).      NAME OF PERSON FILING:

                ING Groep N.V.

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                Amstelveenseweg 500
                1081 KL Amsterdam
                The Netherlands

ITEM 2(C).      CITIZENSHIP:

                See item 4 on Page 2

ITEM 2(D).      TITLE OF CLASS OF SECURITIES:

                Ordinary Shares

ITEM 2(E).      CUSIP NUMBER:

                879278208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                (Not Applicable)

         (a) |_| Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b)    |_| Bank as defined in Section 3(a)(6) of the Exchange
                Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

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CUSIP NO. 879278208                    13G                     PAGE 4 OF 6 PAGES


         (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the
                "Investment Company Act");

         (e)    |_| Investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E) under the Exchange Act;

         (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

         (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

         (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.         OWNERSHIP.

         (a)    Amount beneficially owned:

                    See item 9 on Page 2

         (b)    Percent of class:

                    See item 11 on Page 2

         (c)    Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:

                      See item 5 on Page 2

                (ii)  Shared power to vote or to direct the vote:

                      See item 6 on Page 2

CUSIP NO. 879278208                    13G                     PAGE 5 OF 6 PAGES


                (iii) Sole power to dispose or to direct the disposition
                      of:

                      See item 7 on Page 2

                (iv) Shared power to dispose or to direct the disposition of:

                      See item 8 on Page 2

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable

ITEM 10.        CERTIFICATION.

                Not Applicable

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CUSIP NO. 879278208                    13G                     PAGE 6 OF 6 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 13, 2006
                                        ---------------------------------------
                                        (Date)


                                        ING GROEP N.V.


                                        By:

                                        /s/ Cornelis Blokbergen
                                        ---------------------------------------
                                        (Signature)


                                        Cornelis Blokbergen,
                                        Head Legal Department
                                        ---------------------------------------
                                        (Name/Title)


                                        /s/ Huib D. ter Haar
                                        ---------------------------------------
                                        (Signature)


                                        Huib D. ter Haar,
                                        Group Compliance Officer
                                        ---------------------------------------
                                        (Name/Title)